Exhibit 3.1

THIRTEENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RIVIAN AUTOMOTIVE, INC.

THIRTEENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RIVIAN AUTOMOTIVE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Rivian Automotive, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Rivian Automotive, Inc. (the “Corporation”), and that this corporation was originally incorporated, under the name Rivian Automotive, Inc., pursuant to the General Corporation Law by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 26, 2015.

2. That the Board of Directors of the Corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Twelfth Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on July 9, 2020, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Twelfth Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows (as it may be amended from time to time, this “Restated Certificate”):

FIRST: The name of this corporation is Rivian Automotive, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 816,465,244 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 579,587,560 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. PREFERRED STOCK

A total of 117,527,250 shares of the authorized Preferred Stock are hereby designated “Series A Preferred Stock,” a total of 65,904,000 shares of the authorized Preferred Stock are hereby designated “Series B Preferred Stock,” a total of 42,231,150 shares of the authorized Preferred Stock are hereby designated “Series C Preferred Stock,” a total of 120,836,866 shares of the authorized Preferred Stock are hereby designated “Series D Preferred Stock,” a total of 161,175,124 shares of the authorized Preferred Stock are hereby designated as “Series E Preferred Stock” and a total of 71,913,170 shares of the authorized Preferred Stock are hereby designated as “Series F Preferred Stock.” Each such series of Preferred Stock has the following rights, preferences, powers, and privileges and is subject to the following restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends.

1.1 Preference. The holders of Preferred Stock are entitled to receive dividends, out of any assets legally available therefor, on a pari passu basis and prior and in preference to any declaration or payment of any dividend on the outstanding Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock), (a) with respect to the holders of Series F Preferred Stock, at the rate of 8% of the original issue price of $36.85 per share of the Series F Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, recapitalization or similar event) (the “Series F Original

Issue Price”) per annum on each outstanding share of Series F Preferred Stock (the “Series F Dividend”), (b) with respect to the holders of Series E Preferred Stock, at the rate of 8% of the original issue price of $15.4900 per share of the Series E Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, recapitalization or similar event) (the “Series E Original Issue Price”) per annum on each outstanding share of Series E Preferred Stock (the “Series E Dividend”), (c) with respect to the holders of Series D Preferred Stock, at the rate of 8% of the original issue price of $10.7440 per share of the Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, recapitalization or similar event) (the “Series D Original Issue Price”) per annum on each outstanding share of Series D Preferred Stock (the “Series D Dividend”), (d) with respect to the holders of Series C Preferred Stock, at the rate of 8% of the original issue price of $9.0890 per share of the Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, recapitalization or similar event) (the “Series C Original Issue Price”) per annum on each outstanding share of Series C Preferred Stock (the “Series C Dividend”), (e) with respect to the holders of Series B Preferred Stock, at the rate of 8% of the original issue price of $7.5868 per share of the Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, recapitalization or similar event) (the “Series B Original Issue Price”) per annum on each outstanding share of Series B Preferred Stock (the “Series B Dividend”) and (f) with respect to the holders of Series A Preferred Stock, at a rate of 8% of the original issue price of $5.1052 per share of the Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, recapitalization or similar event) (the “Series A Original Issue Price” and, together with the Series B Original Issue Price, the Series C Original Issue Price, the Series D Original Issue Price, the Series E Original Issue Price and the Series F Original Issue Price, each, an “Original Issue Price”) per annum on each outstanding share of Series A Preferred Stock (the “Series A Dividend” and, together with the Series B Dividend, the Series C Dividend, the Series D Dividend, the Series E Dividend and the Series F Dividend, the “Preferred Stock Dividends”), in each case when, as and if declared by the Board of Directors, subject to the consent of the holders of Series A Preferred Stock required under Subsection 4.3.4. The Preferred Stock Dividends shall not be cumulative. The Preferred Stock Dividends on each series of Preferred Stock shall be payable only when, as and if declared by the Board of Directors, and the Corporation shall be under no obligation to pay any Preferred Stock Dividends unless declared by the Board of Directors.

1.2 Participating. If, after the Preferred Stock Dividends have been paid in full in any calendar year, the Board of Directors shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 5 below; provided, that notwithstanding the foregoing, the Board of Directors can declare a dividend on the Preferred Stock that is higher than the dividend declared at such time on the Common Stock. The holders of each series of Preferred Stock shall be entitled to receive any such higher dividend on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 5 below.

1.3 Non-Cash Dividends. Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled, on a pari passu basis, to be paid out of the assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled, on a pari passu basis, to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (a) (1) with respect to the Series F Preferred Stock, the Series F Original Issue Price plus any Series F Dividends declared but unpaid thereon, (2) with respect to the Series E Preferred Stock, the Series E Original Issue Price plus any Series E Dividends declared but unpaid thereon, (3) with respect to the Series D Preferred Stock, the Series D Original Issue Price plus any Series D Dividends declared but unpaid thereon, (4) with respect to the Series C Preferred Stock, the Series C Original Issue Price plus any Series C Dividends declared but unpaid thereon, (5) with respect to the Series B Preferred Stock, the Series B Original Issue Price plus any Series B Dividends declared but unpaid thereon or (6) with respect to the Series A Preferred Stock, the Series A Original Issue Price plus any Series A Dividends declared but unpaid thereon, and (b) (1) with respect to the Series F Preferred Stock, the amount per share of Series F Preferred Stock as would have been payable had all such shares of Series F Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, (2) with respect to the Series E Preferred Stock, the amount per share of Series E Preferred Stock as would have been payable had all such shares of Series E Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, (3) with respect to the Series D Preferred Stock, the amount per share of Series D Preferred Stock as would have been payable had all such shares of Series D Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, (4) with respect to the Series C Preferred Stock, the amount per share of Series C Preferred Stock as would have been payable had all such shares of Series C Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, (5) with respect to the Series B Preferred Stock, the amount per share of Series B Preferred Stock as would have been payable had all such shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event or (6) with respect to the Series A Preferred Stock, the amount per share of Series A Preferred Stock as would have been payable had all such shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. The amount per share payable with respect to the Series F Preferred Stock pursuant to the foregoing sentence is hereinafter referred to as the “Series F Liquidation Amount,” the amount per share payable with respect to the Series E Preferred Stock pursuant to the foregoing sentence is hereinafter referred to as the “Series E Liquidation Amount,” the amount per share payable with respect to the Series D Preferred Stock pursuant to the foregoing sentence is hereinafter referred to as the “Series D Liquidation Amount,” the amount per share payable with respect to the Series C Preferred Stock pursuant to the foregoing sentence is hereinafter referred to as the “Series C Liquidation Amount,” the amount per share payable with respect to the Series B Preferred Stock pursuant to the foregoing sentence is hereinafter referred to as the “Series B Liquidation Amount,” the amount per share payable with respect to the Series A Preferred Stock pursuant to the foregoing sentence is hereinafter referred to as the “Series A Liquidation Amount,” and the Series A Liquidation Amount, together with the Series B Liquidation Amount, the Series C Liquidation Amount, the Series D Liquidation Amount, the Series E Liquidation Amount and the Series F Liquidation Amount, are hereinafter referred to as the “Liquidation Amounts.” If, upon the occurrence of any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Preferred Stock shall share, ratably and on a pari passu basis, in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Preferred Stock were paid in full.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Subsection 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Preferred Stock, consenting or voting (as the case may be) together as a single class on an as-converted to Common Stock basis (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party, or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(b) (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets or intellectual property of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(c) any other transaction or series of related transactions to which the Corporation is a party and in which the stockholders of the Corporation immediately prior to such transaction or series of transactions do not own a majority of the shares of capital stock, voting power and the right to receive a majority of the proceeds distributable to holders of capital stock of the Corporation in connection with a Deemed Liquidation Event (assuming conversion of all Preferred Stock into Common Stock and exercise, exchange or conversion of all stock options, warrants, and other outstanding securities directly or indirectly exercisable for or convertible or exchangeable into Common Stock) of the surviving entity; provided that a bona fide equity financing for capital raising purposes shall not be considered a Deemed Liquidation Event.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event in which the Corporation is a constituent party unless the agreement or plan of merger or consolidation, or other sale or acquisition agreement, for such transaction (as the case may be, the “Sale Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii), 2.3.1(b) or 2.3.1(c), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such shares of Preferred Stock, and (ii) unless the Requisite Holders elect not to effect a redemption of Preferred Stock by written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or intellectual property licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock, on a pari passu basis, at a price per share equal to the applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably, on a pari passu basis, redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3 Amount Deemed Paid or Distributed. If any amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption under this Subsection 2.3 is other than in cash, then the value of such payment or distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors; provided that the fair market value of securities shall be determined as follows:

(a) For securities not subject to investment letters or other similar restrictions on free marketability covered by clause (b) below,

(i) if traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), the value of such securities shall be based on the formula specified in the definitive agreements for the Deemed Liquidation Event, or, if no such formula exists, then the value of such securities shall be deemed to be the average of the closing prices of such securities on such exchange or system over the thirty (30) trading day period ending three (3) days prior to the closing of such transaction;

(ii) if actively traded over-the-counter, the value of such securities shall be based on the formula specified in the definitive agreements for the Deemed Liquidation Event, or, if no such formula exists, then the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) trading day period ending three (3) days prior to the closing of such transaction; or

(iii) if there is no active public market, the value of such securities shall be the fair market value thereof, as determined in good faith by the Board of Directors.

For the purposes of this Subsection 2.3.3, “trading day” shall mean any day on which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid or sales prices” shall be deemed to be: (A) for securities traded primarily on the New York Stock Exchange or Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (B) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(b) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to Subsections 2.3.3(a)(i), (ii), or (iii) above so as to reflect the approximate fair market value thereof.

2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Sale Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Initial Consideration.

3. Redemption. The holders of the shares of the Preferred Stock shall have no right to have such shares redeemed by the Corporation, other than as set forth in Subsection 2.3.2(b).

4. Voting.

4.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Restated Certificate, the holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis. Except as provided by law or by the other provisions of this Restated Certificate, any matter presented to the holders of Preferred Stock for their consideration as a single, separate class shall be determined by the prior written consent or the prior affirmative vote of the Requisite Holders.

4.2 Election of Directors. At each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A Director”), the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director”), and the holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series C Director”). The Series A Director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, the Series B Director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of Series B Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and the Series C Director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of Series C Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of a series of Preferred Stock fail to elect a Series A Director, Series B Director or Series C Director, as applicable, at any time at which they are entitled to elect such director, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 4.2, then such directorship shall remain vacant until such time as the holders of the applicable series of Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting, and no such directorship may be filled other than by the holders of the applicable series of Preferred Stock, voting exclusively and as a separate class. The holders of record of a majority of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 4.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or affirmative written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 4.2.

4.3 Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

4.3.1 amend, alter or repeal any provision of this Restated Certificate or the Bylaws of the Corporation in effect as of the date of this Restated Certificate (as the same may be amended from time to time, the “Bylaws”) in a manner that changes or otherwise adversely affects the powers, preferences, privileges or rights of, or any restrictions provided for the benefit of, the Series A Preferred Stock;

4.3.2 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior or pari passu to the Series A Preferred Stock with respect to the payment of dividends, the distribution of assets upon the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, or with respect to voting, redemption or conversion rights;

4.3.3 reclassify, alter or amend any existing security of the Corporation in respect of the payment of dividends, the distribution of assets upon the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, or with respect to voting, redemption or conversion rights, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference or privilege;

4.3.4 declare or pay any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) dividends or distributions on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock as expressly authorized herein, and (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock;

4.3.5 make any repurchases or redemptions of the Corporation’s capital stock, other than repurchases of capital stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the lower of the original purchase price thereof or the then-current fair market value thereof as determined in good faith by the Board of Directors;

4.3.6 take any action that increases the number of shares of Common Stock reserved for issuance in connection with awards granted pursuant to any equity incentive plan of the Corporation, including, without limitation, that certain Rivian Automotive, Inc. 2015 Long-Term Incentive Plan, as the same may be amended from time to time;

4.3.7 increase the number of authorized shares of any class or series of capital stock, except increases in the number of authorized shares of Common Stock and Preferred Stock to the extent necessary in connection with a financing transaction that would not otherwise require the consent of the holders of Series A Preferred Stock as set forth in this Restated Certificate;

4.3.8 incur any indebtedness for borrowed money that would result in a Debt to Equity Ratio of the Corporation (as defined below) in excess of twenty percent (20%);

4.3.9 increase or decrease the authorized number of directors constituting the Board of Directors, except increases in the size of the Board of Directors made in connection with a financing transaction that would not otherwise require consent of the holders of Series A Preferred Stock as set forth in this Restated Certificate;

4.3.10 create or hold capital stock or other equity securities in any subsidiary that is not a direct or indirect wholly-owned subsidiary of the Corporation, or transfer or dispose of any securities of a direct or indirect wholly-owned subsidiary of the Corporation (other than a transfer or disposition of such securities to another direct or indirect wholly-owned subsidiary of the Corporation); or

4.3.11 engage in the development or production of LMD Vehicles. “LMD Vehicles” means any electric vehicles and other delivery carriers and systems designed or produced for use in a fleet for logistics or last mile transportation of goods to the final delivery destination.

For the purposes of this Restated Certificate, “Debt to Equity Ratio of the Corporation” means the quotient of (x) the aggregate amount of outstanding principal and accrued but unpaid interest on all indebtedness of the Corporation for borrowed money (including convertible debt) divided by (y) the aggregate amount of cash paid to the Corporation in exchange for shares of capital stock of the Corporation, expressed as a percentage.

4.4 Series B Preferred Stock Protective Provisions. At any time when shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

4.4.1 amend, alter or repeal any provision of this Restated Certificate or the Bylaws in a manner that changes or otherwise adversely affects the powers, preferences, privileges or rights of, or any restrictions provided for the benefit of, the Series B Preferred Stock;

4.4.2 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior or pari passu to the Series B Preferred Stock with respect to the payment of dividends, the distribution of assets upon the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, or with respect to voting, redemption or conversion rights;

4.4.3 reclassify, alter or amend any existing security of the Corporation in respect of the payment of dividends, the distribution of assets upon the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, or with respect to voting, redemption or conversion rights, if such reclassification, alteration or amendment would render such other security senior to the Series B Preferred Stock in respect of any such right, preference or privilege; or

4.4.4 increase the number of authorized shares of Series B Preferred Stock as set forth in this Restated Certificate.

4.5 Series C Preferred Stock Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

4.5.1 amend, alter or repeal any provision of this Restated Certificate or the Bylaws in a manner that changes or otherwise adversely affects the powers, preferences, privileges or rights of, or any restrictions provided for the benefit of, the Series C Preferred Stock; or

4.5.2 reclassify, alter or amend any existing security of the Corporation in respect of the payment of dividends, the distribution of assets upon the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, or with respect to voting, redemption or conversion rights, if such reclassification, alteration or amendment would render such other security senior to the Series C Preferred Stock in respect of any such right, preference or privilege.

4.6 Series D Preferred Stock Protective Provisions. At any time when shares of Series D Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

4.6.1 amend, alter or repeal any provision of this Restated Certificate or the Bylaws in a manner that changes or otherwise adversely affects the powers, preferences, privileges or rights of, or any restrictions provided for the benefit of, the Series D Preferred Stock;

4.6.2 increase or decrease the number of authorized shares of Series D Preferred Stock as set forth in this Restated Certificate; or

4.6.3 reclassify, alter or amend any existing security of the Corporation in respect of the payment of dividends, the distribution of assets upon the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, or with respect to voting, redemption or conversion rights, if such reclassification, alteration or amendment would render such other security senior to the Series D Preferred Stock in respect of any such right, preference or privilege.

4.7 Series E Preferred Stock Protective Provisions. At any time when shares of Series E Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred Stock, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

4.7.1 amend, alter or repeal any provision of this Restated Certificate or the Bylaws in a manner that changes or otherwise adversely affects the powers, preferences, privileges or rights of, or any restrictions provided for the benefit of, the Series E Preferred Stock;

4.7.2 increase or decrease the number of authorized shares of Series E Preferred Stock as set forth in this Restated Certificate; or

4.7.3 reclassify, alter or amend any existing security of the Corporation in respect of the payment of dividends, the distribution of assets upon the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, or with respect to voting, redemption or conversion rights, if such reclassification, alteration or amendment would render such other security senior to the Series E Preferred Stock in respect of any such right, preference or privilege.

4.8 Series F Preferred Stock Protective Provisions. At any time when shares of Series F Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the holders of a majority of the outstanding shares of Series F Preferred Stock, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

4.8.1 amend, alter or repeal any provision of this Restated Certificate or the Bylaws in a manner that changes or otherwise adversely affects the powers, preferences, privileges or rights of, or any restrictions provided for the benefit of, the Series F Preferred Stock;

4.8.2 increase or decrease the number of authorized shares of Series F Preferred Stock as set forth in this Restated Certificate; or

4.8.3 reclassify, alter or amend any existing security of the Corporation in respect of the payment of dividends, the distribution of assets upon the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, or with respect to voting, redemption or conversion rights, if such reclassification, alteration or amendment would render such other security senior to the Series F Preferred Stock in respect of any such right, preference or privilege.

5. Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

5.1 Right to Convert.

5.1.1 Conversion Ratios. Each share of the applicable series of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $5.1052. The “Series B Conversion Price” shall initially be equal to $7.5868. The “Series C Conversion Price” shall initially be equal to $9.0890. The “Series D Conversion Price” shall initially be equal to $10.7440. The “Series E Conversion Price” shall initially be equal to $15.4900. The “Series F Conversion Price” shall initially be equal to $36.85. The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price and the Series F Conversion Price shall be referred to herein each as a “Conversion Price,” and together as the “Conversion Prices.” Each Conversion Price, and the rate at which shares of each series of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

5.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

5.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5.3 Mechanics of Conversion.

5.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the applicable series of Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b) if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the applicable series of Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion

(the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and, may, if applicable and upon written request, issue and deliver a certificate for the number (if any) of the shares of Preferred Stock represented by any surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

5.3.2 Reservation of Shares. The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock, and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action which would cause an adjustment reducing any Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the applicable series of Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

5.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 5.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the applicable series of Preferred Stock accordingly.

5.3.4 No Further Adjustment. Upon any such conversion, no adjustment to any Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

5.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.4 Adjustments to Conversion Prices for Diluting Issues.

5.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series F Original Issue Date” shall mean the date on which the first share of Series F Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 5.4.3 below, deemed to be issued) by the Corporation after the Series F Original Issue Date, other than, in each case, (A) the following shares of Common Stock and (B) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (A) and (B), collectively, “Exempted Securities”):

(i)

shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock;

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 5.5, 5.6, 5.7 or 5.8;

(iii)

up to an aggregate of 88,944,406 shares of Common Stock or Options (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries, or any observers to the Board of Directors, pursuant to a plan, agreement or arrangement approved by the Board of Directors, unless a greater number of such shares is approved by the affirmative vote or consent of the Board of Directors, including any one of the Series A Director, the Series B Director or the Series C Director (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are re-granted as new stock grants (or as new Options) pursuant to the terms of any such plan, agreement or arrangement approved as provided for in this clause);

(iv)

(A) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options, or (B) shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities (including the Preferred Stock), in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued to (A) banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction; (B) suppliers or third-party independent service providers in connection with the provision of goods or services; or (C) in connection with sponsored research, collaboration, technology license, development, manufacturing, distribution, production, supply, marketing or other similar agreements or strategic partnerships, in each case, that have been approved by the Board of Directors, including any one of the Series A Director, the Series B Director or the Series C Director;

(vi)

shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, provided that such issuances are approved by affirmative vote or consent of the Board of Directors, including any one of the Series A Director, the Series B Director or the Series C Director; or

(vii)	shares of Common Stock issued in connection with a Qualified IPO (as hereinafter defined).

5.4.2 No Adjustment of Conversion Prices. No adjustment to a Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the outstanding shares of the applicable series of Preferred Stock, exclusively and as a separate class, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

5.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation, at any time or from time to time after the Series F Original Issue Date, shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, insofar as such determination is being made with respect to the applicable series of Preferred Stock.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Subsection 5.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Price, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Conversion Price that would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (i) such Conversion Price, as the same is in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date, as determined with respect to the applicable series of Preferred Stock.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Subsection 5.4.4 (either because the consideration per share (determined pursuant to Subsection 5.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price as the same is then in effect, or because such Option or Convertible Security was issued before the Series F Original Issue Date), are revised after the Series F Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 5.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to a Conversion Price pursuant to the terms of Subsection 5.4.4, such Conversion Price shall be readjusted to the Conversion Price that would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to a Conversion Price provided for in this Subsection 5.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 5.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to a Conversion Price that would result under the terms of this Subsection 5.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.4.4 Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall, at any time or from time to time after the Series F Original Issue Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5.4.3), without consideration or for a consideration per share less than the applicable Conversion Price as the same is in effect immediately prior to such issuance or deemed issuance, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 × (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the applicable Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

(b) “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

For the sake of clarity, adjustments with respect to each series of Preferred Stock shall be determined separately.

5.4.5 Determination of Consideration. For purposes of this Subsection 5.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property. Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)

The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to a Conversion Price pursuant to the terms of Subsection 5.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

5.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series F Original Issue Date effect a subdivision of the outstanding Common Stock, then each applicable Conversion Price, as the same is in effect immediately before that subdivision, shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of each applicable series of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall, at any time or from time to time after the Series F Original Issue Date, combine the outstanding shares of Common Stock, then each applicable Conversion Price, as the same is in effect immediately before the combination, shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of each applicable series of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection 5.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series F Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then, and in each such event, each applicable Conversion Price, as the same is in effect immediately before such event, shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, then each applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date, and, thereafter, each applicable Conversion Price shall be adjusted pursuant to this Subsection 5.6 as of the time of actual payment of such dividends or distributions, and (b) no such adjustment shall be made if the holders of the applicable series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

5.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series F Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, and the provisions of Section 1 do not apply to such dividend or distribution, then, and in each such event, the holders of each applicable series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

5.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not any Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 5.4, 5.6 or 5.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of one share of the applicable series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of each series of Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the applicable series of Preferred Stock.

5.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable (but in any event not later than ten (10) days thereafter), compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth each adjustment or readjustment of each series of Preferred Stock (including the kind and amount of securities, cash or other property into which each series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based; provided, however, in the event that the Conversion Prices of fewer than all of the series of Preferred Stock are adjusted or readjusted, only the holders of the series of Preferred Stock whose Conversion Prices are being adjusted or readjusted at such time shall be entitled to receive the certificate described in this sentence. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect with respect to each series of Preferred Stock, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each series of Preferred Stock.

5.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

6. Mandatory Conversion.

6.1 Trigger Events. Upon the earliest of (a) the closing of the sale of shares of Common Stock to the public at a price of at least $36.85 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in at least $100,000,000 of gross proceeds to the Corporation or (b) the effectiveness of a registration statement under the Securities Act in connection with the initial listing of the Corporation’s Common Stock on Nasdaq Stock Market’s National Market or the New York Stock Exchange in which the Corporation registers both (i) shares of existing capital stock of the Corporation for resale and (ii) a sale by the Corporation that would result in at least $100,000,000 of gross proceeds to the Corporation as calculated based on the lowest price of the price range established by the Corporation in its registration statement and in which the lowest price of the price range established by the Corporation in its registration statement is at least $36.85 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) (any such transaction referred to in clauses (a) or (b) hereof, a “Qualified IPO”), then (i) all outstanding shares of each series of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for such series of Preferred Stock as calculated pursuant to Subsection 5.1.1 and (ii) such shares may not be reissued by the Corporation. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for such series of Preferred Stock as calculated pursuant to Subsection 5.1.1 and (ii) such shares may not be reissued by the Corporation. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, (i) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for such series of Preferred Stock as calculated pursuant to Subsection 5.1.1 and (ii) such shares may not be reissued by the Corporation. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, (i) all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for such series of Preferred Stock as calculated pursuant to Subsection 5.1.1 and (ii) such shares may not be reissued by the Corporation. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock, (i) all outstanding shares of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for such series of Preferred Stock as calculated pursuant to Subsection 5.1.1 and (ii) such shares may not be reissued by the Corporation. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Series E Preferred Stock, (i) all outstanding shares of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for such series of Preferred Stock as calculated pursuant to Subsection 5.1.1 and (ii) such shares may not be reissued by the Corporation. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Series F Preferred Stock, (i) all outstanding shares of Series F Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate for such series of Preferred Stock as calculated pursuant to Subsection 5.1.1 and (ii) such shares may not be reissued by the Corporation. The time of the closing of a Qualified IPO, or the date and time, or the occurrence of an event, specified in a vote or written consent in accordance with the foregoing is referred to herein as the “Mandatory Conversion Time” for the applicable series of Preferred Stock.

6.2 Procedural Requirements. All holders of record of shares of the applicable series of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of such shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 6.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 6.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

7. Waiver. Any of the powers, preferences, privileges or rights of, or any restrictions provided for the benefit of, the Preferred Stock (including each series of Preferred Stock) may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Holders; provided, however, that (i) any waiver that applies to the specific powers, preferences, privileges or rights of, or any restrictions provided specifically for the benefit of, the Series A Preferred Stock shall require the affirmative written consent or vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, (ii) any waiver that applies to the specific powers, preferences, privileges or rights of, or any restrictions provided specifically for the benefit of, the Series B Preferred Stock shall require the affirmative written consent or vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, (iii) any waiver that applies to the specific powers, preferences, privileges or rights of, or any restrictions provided specifically for the benefit of, the Series C Preferred Stock shall require the affirmative written consent or vote of the holders of a majority of the outstanding shares of Series C Preferred Stock, (iv) any waiver that applies to the specific powers, preferences, privileges or rights of, or any restrictions provided specifically for the benefit of, the Series D Preferred Stock shall require the affirmative written consent or vote of the holders of a majority of the outstanding shares of Series D Preferred Stock, (v) any waiver that applies to the specific powers, preferences, privileges or rights of, or any restrictions provided specifically for the benefit of, the Series E Preferred Stock shall require the affirmative written consent or vote of the holders of a majority of the outstanding shares of Series E Preferred Stock and (vi) any waiver that applies to the specific powers, preferences, privileges or rights of, or any restrictions provided specifically for the benefit of, the Series F Preferred Stock shall require the affirmative written consent or vote of the holders of a majority of the outstanding shares of Series F Preferred Stock; and provided, further, that the affirmative written consent or vote of the holders of a majority of the outstanding shares of a series of Preferred Stock shall be required to waive the anti-dilution rights provided for the benefit of such series of Preferred Stock in Subsection B.5.4 of this Article Fourth (for the sake of clarity, this proviso does not require the consent of the holders of any series of Preferred Stock to approve the decision of the Board of Directors to deem shares of Common Stock, Options or Convertible Securities as Exempted Securities pursuant to and in accordance with Subsection B.5.4.1 of this Article Fourth).

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Restated Certificate or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

SIXTH: Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director, officer or agent of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Restated Certificate, the affirmative written consent or vote of each of (a) the holders of a majority of the outstanding shares of Series A Preferred Stock, (b) the holders of a majority of the outstanding shares of Series B Preferred Stock, (c) the holders of a majority of the outstanding shares of Series C Preferred Stock, (d) the holders of a majority of the outstanding shares of Series D Preferred Stock, (e) the holders of a majority of the outstanding shares of Series E Preferred Stock and (f) the holders of a majority of the outstanding shares of Series F Preferred Stock will be required to amend or repeal, or to adopt any provisions inconsistent with, this Article Eleventh.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law, this Restated Certificate or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

4. That this Restated Certificate, which restates and integrates and further amends the provisions of the Corporation’s Twelfth Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Thirteenth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 19th day of January, 2021.

By:	/s/ Robert Joseph Scaringe
Robert Joseph Scaringe, President

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